SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM N-8A
NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) of the
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
___________________________________
Name:	YCG FUNDS

Address of Principal Business Office
(No. & Street, City, State, Zip Code):

11701 Bee Cave Road, Suite 207
Austin, TX  78738

Telephone Number (including Area Code):  (512) 505-2347

Name and address of agent for service of process:

William Kruger
YCG, LLC
11701 Bee Cave Road, Suite 207
Austin, TX  78738

Copies to:

David D. Jones, Esquire
Kaplan, Voekler, Cunningham & Frank, PLC
7 East Second Street
Richmond, VA  23224
___________________________________

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

[ ]	No
[ X ]	Yes

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Austin and State of Texas as of the 17th day of September, 2012.

YCG FUNDS

By:	/s/ Brian Yacktman
Brian Yacktman
President

Attest:	/s/ William Kruger
William Kruger
Treasurer